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                                                                    Exhibit 12.1


                       SECURITY CAPITAL GROUP INCORPORATED
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                          (DOLLAR AMOUNTS IN THOUSANDS)


                                           Three Months Ended
                                                March 31,                          Year Ended December 31,
                                         ----------------------   ----------------------------------------------------------
                                            1999        1998            1998     1997        1996       1995(a)      1994
                                         ----------  ----------   ----------  ----------  ----------  ----------  ----------

Net Earnings (loss) from Operations      $    7,352  $   33,485   $   67,480  $   38,241  $   (9,693) $  (21,274) $   11,849
Add:
     Interest Expense                        31,018      12,799       82,203     104,434     117,224     103,804      53,789
                                         ----------  ----------   ----------  ----------   ---------  ----------  ----------
Earnings as Adjusted                     $   38,370  $   46,284   $  149,683  $  142,675  $  107,531  $   82,530  $   65,638
                                         ==========  ==========   ==========  ==========  ==========  ==========  ==========
Fixed Charges:
     Interest Expense                    $   31,018  $   12,799   $   82,203  $  104,434  $  117,224  $  103,804  $   53,789
     Capitalized Interest                     4,440       6,504       26,703      69,883      11,448       4,404       3,184
                                         ----------  ----------   ----------  ----------  ----------  ----------  ----------
     Total Fixed Charges                 $   35,458  $   19,303   $  108,906  $  174,317  $  128,672  $  108,208  $   56,973
                                         ==========  ==========   ==========  ==========  ==========  ==========  ==========
Ratio of Earnings to Fixed Charges              1.1         2.4          1.4         0.8         0.8         0.8         1.2
                                         ==========  ==========   ==========  ==========  ==========  ==========  ==========

(a) Excludes a one-time non-cash expense item ($158.4 million) incurred in acquiring the Services Division from a related party.